Exhibit 99.1

New York Community Bancorp, Inc. Discloses Its 2015 Dodd-Frank Act Company-Run Stress Test Results under the Severely Adverse Scenario

WESTBURY, N.Y.--(BUSINESS WIRE)--June 17, 2015--In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve System (the “FRB”), New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today disclosed the results of its 2015 Dodd-Frank Act company-run stress test (“DFAST”) under the Severely Adverse Scenario established by the FRB on October 23, 2014.

The Company’s DFAST results, and those of its savings bank subsidiary, New York Community Bank, have been posted to the Company’s website, www.myNYCB.com, under “Investor Relations” and can be accessed by clicking on “Financial Results” and then on “Regulatory Disclosures.”

The DFAST results reflect the Company’s estimates of losses, pre-provision net revenue, provisions for loan and lease losses, net income, and capital levels under the FRB’s Severely Adverse Scenario over a nine-quarter planning horizon beginning September 30, 2014 and ending on December 31, 2016. These results are not intended to be a forecast of the Company’s future financial condition or results of operations but, rather, a possible outcome based on the hypothetical, severely adverse, macroeconomic conditions developed by the FRB for 2015 DFAST purposes.

About New York Community Bancorp, Inc.

With assets of $48.3 billion at March 31, 2015, New York Community Bancorp, Inc. currently ranks among the 25 largest U.S. bank holding companies, and is the leading producer of multi-family loans in New York City, with an emphasis on non-luxury apartment buildings that are rent regulated and feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with over 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032